Exhibit 99.1

Jerrick Media Holdings, Inc. Announces 1-for-20 Reverse Stock Split

FORT LEE, N.J., July 30, 2019 /PRNewswire/ -- Jerrick Media Holdings, Inc., (OTCQB: JMDA) (the “Company” or “Jerrick”) a technology company and the creator of Vocal, today announced that it has effected a 1-for-20 reverse stock split of the Company’s issued and outstanding shares of common stock, together with a proportionate reduction in the number of authorized shares of the Company’s common stock (the “Reverse Split”). The Reverse Split became effective at market open today, July 30, 2019. The Company’s common stock will trade on a split-adjusted basis under the temporary OTC ticker “JMDAD” for 20 trading days. After that period, the ticker symbol will revert to “JMDA.”

The intent of the Reverse Split is to improve the Company’s equity structure in advance of its intended pursuit of an uplist to The NASDAQ Capital Market.

Jerrick CEO Jeremy Frommer commented, “With the continued support of shareholders, advisors and, most importantly, the half-million registered Vocal creators, we continue to stay similarly focused on revenue and developing the Vocal platform. Creating opportunity from the underlying technology translates to a win-win strategy for shareholders, with Jerrick delivering on both growth and value.”

With the approval of the majority of Jerrick’s stockholders and the Board of Directors, Jerrick effected the Reverse Split by filing an amendment to its certificate of incorporation reflecting the approved split ratio.

The Reverse Split will affect all holders of common stock uniformly and will not alter any stockholder’s percentage ownership interest in Jerrick, except to the extent that the split would result in a stockholder owning a fractional share. All fractional shares will be rounded up to the next whole share, and no fractional shares of common stock will be entitled to receive a proportional cash payment. The split will not change the par value of the common stock or the authorized number of shares of preferred stock of Jerrick. The number of shares of common stock issued subject to stock options, warrants, or convertible securities will automatically be proportionately decreased by the split ratio and the exercise price or conversion ratio will automatically be proportionately increased by the same split ratio. Warrant and option holders do not need to submit their warrants or option agreements for exchange, the adjustment will be made automatically.

Jerrick’s transfer agent, Pacific Stock Transfer, will instruct certificate stockholders on the exchange process  once the Reverse Split takes effect. Stockholders holding their shares in the book-entry form or in brokerage accounts need not take any action in connection with the Reverse Split. Beneficial holders are encouraged to contact their bank, broker or custodian with procedural questions.

The Reverse Split has no inherent effect on the Company’s value. The Company’s total market capitalization remains the same and the Company has fewer outstanding shares. Post- Reverse Split, the Company will have 15 million shares of common stock authorized and approximately 8.7 million shares of common stock issued and outstanding.

Additionally, the Company continues to work on closing the Seller’s Choice transaction as first announced in a May 2019 press release. The acquisition is expected to close in late 3rd quarter 2019.

About Jerrick

Jerrick is a holding company that develops technology-based solutions. Its flagship product Vocal is a long-form, digital publishing platform focused on supporting content creators by providing them with publishing tools and monetization features that are embedded within digital communities. Vocal is architected to enable targeted marketing of branded content and e-commerce opportunities embedded within long-form content. Vocal’s community sites are managed by a dedicated team, whose primary focus is on creating safe communities and identifying monetization opportunities within them.

For more information please review Jerrick’s Investor Presentation: https://jerrickmedia.docsend.com/view/6pdcppw

Safe Harbor Statement

Any statements that are not historical facts and that express, or involve discussions as to, expectations, beliefs, plans, objectives, assumptions or future events or performance (often, but not always, indicated through the use of words or phrases such as “will likely result,” “are expected to,” “will continue,” “is anticipated,” “estimated,” “intends,” “plans,” “believes” and “projects”) may be forward-looking and may involve estimates and uncertainties which could cause actual results to differ materially from those expressed in the forward-looking statements. We caution that the factors described herein could cause actual results to differ materially from those expressed in any forward-looking statements we make and that investors should not place undue reliance on any such forward-looking statements. Further, any forward-looking statements speak only as of the date on which such statement is made, and we undertake no obligation to update any forward-looking statements to reflect events or circumstances after the date on which such statement is made or to reflect the occurrence of anticipated or unanticipated events or circumstances. New factors emerge from time to time, and it is not possible for us to predict all of such factors. Further, we cannot assess the impact of each such factor on our results of operations or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. This press release is qualified in its entirety by the cautionary statements and risk factor disclosure contained in our Securities and Exchange Commission filings.

Company Contact:

info@jerrick.media